EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           CROWN JEWEL RESOURCES CORP.

CROWN JEWEL RESOURCES CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware and originally incorporated in Delaware on June 29, 1981 under the name ABF Energy Corp. (the "Corporation") does hereby certify that:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit I, has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, by the Board of Directors of the Corporation by written consent dated as of August 17, 2001.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit I, has been duly approved by the written consent of the stockholders of the Corporation in accordance with the provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit I attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 5th day of September, 2001.

                                       CROWN JEWEL RESOURCES CORP.

                                       By: /s/ Marc A. Palazzo
                                           -------------------------------------
                                           Name: Marc A. Palazzo
                                           Title:  President

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                                    Exhibit I

                                   ARTICLE I.
                                      NAME

      The name of this corporation (the "Corporation") shall be: CROWN JEWEL RESOURCES CORP.

                                   ARTICLE II.
                                REGISTERED OFFICE

      Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle. The registered agent at this address is The Corporation Trust Company.

                                  ARTICLE III.
                                     PURPOSE

      The Corporation is organized to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV.
                                  CAPITAL STOCK

      The total number of shares of stock of all classes which this corporation is authorized to issue is two hundred twenty million (220,000,000), consisting of two hundred million (200,000,000) shares of Common Stock, par value $.00005 per share (the "Common Stock"), and twenty million (20,000,000) shares of Preferred Stock, par value $.00005 per share (the "Preferred Stock"). The designations, powers, preferences, rights, qualifications, limitations or restrictions relating to the Preferred Stock and the Common Stock shall be as follows:

1. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board") is hereby authorized, prior to the issuance of any series of Preferred Stock, to fix by resolution or resolutions providing for the issue of such series the number of shares included in such series and the voting powers, designations, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof. Pursuant to the foregoing general authority vested in the Board, but not in limitation of the powers conferred on the Board thereby and by Delaware Law, the Board is expressly authorized to determine with respect to each series of Preferred Stock:

      a. the designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board, but not below the number of such shares then outstanding, or may be increased by the Board, but not in excess of the number of preferred shares then authorized, unless


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            otherwise provided in the resolution creating such series)
            constituting such series;

      b. the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payments of dividends as to which such shares are entitled to any preference;

      c. the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

      d. the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

      e. the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

      f. the rights, if any, of the Corporation or the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class or other securities of the Corporation, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

      g. the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or any other class of shares ranking junior, either as to dividends or upon liquidation, to the shares of such series;

      h. the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and


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      i.    any other relative powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of shares of such series;

      in each case, so far as not inconsistent with the provisions of this Certificate of Incorporation or the General Corporation Law of the State of Delaware (the "DGCL"). All shares of Preferred Stock shall be identical and of equal rank except with respect to the particulars that may be fixed by the Board as provided above, and all shares of each series of Preferred Stock shall be identical and of equal rank.

2. Common Stock. Except as otherwise provided by the DGCL or by any resolution adopted by the Board fixing the powers, preferences and rights, the qualifications, limitations or restrictions of the Preferred Stock, all rights pertaining to shares of the Corporation shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock. The Common Stock shall share ratably, subject to the rights and preferences of the Preferred Stock, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

3. Reverse Stock Split. Effective immediately upon the filing of this certificate of incorporation, each outstanding share of Common Stock shall be converted and reconstituted into 1/30 of one share of Common Stock. No further adjustments of any preference, share amount, per share number or conversion price set forth in this Article IV shall be made as a result of the foregoing reverse stock split.

                                   ARTICLE V.
                               AMENDMENT OF BYLAWS

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation. Election of Directors need not be by written ballot.

                                   ARTICLE VI.
                             ACTION BY STOCKHOLDERS

      To the extent allowed by law, any action that is required to be or may be taken at a meeting of the stockholders of the Corporation may be taken without a meeting if written consent, setting forth the action, shall be signed by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Prompt notice shall be given of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders on the record date whose shares were not represented on the written consent.


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                                  ARTICLE VII.
                                 INDEMNIFICATION

      A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

      If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

      Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

      The provisions of this Article VII shall not be deemed to limit or preclude indemnification of a Director by the Corporation for any liability of a Director which has not been eliminated by the provisions of this Article VII.


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